Exhibit 99.1

SINOHUB, INC. ANNOUNCES 2011 SECOND QUARTER
FINANCIAL RESULTS

SHENZHEN, China, August 15, 2011 – SinoHub, Inc. (“SinoHub” or the “Company”), (NYSE Amex: SIHI), an electronics company whose main growth driver is manufacturing and distributing custom, private-label mobile phones, today announced its unaudited financial results for the second quarter ended June 30, 2011.

SECOND QUARTER 2011 FINANCIAL HIGHLIGHTS

–	Total net sales declined year-over-year to US$40.9 million in the second quarter of 2011 versus US$43.9 million in the second quarter of 2010.
–	Gross profit was US$4.4 million compared to US$7.6 million in the same quarter in 2010. Gross margin was 10.8% compared to 17.3% in the second quarter of 2010.
–	Cash used in operations was US$12.3 million, compared with US$2.0 million in the second quarter of 2010.
–	Net income was US$1.0 million, down from US$3.4 million in the second quarter of 2010.
–	Net income per basic and diluted shares were both US$0.03, down from US$0.12 per basic and diluted share, in the second quarter of 2010.

BUSINESS HIGHLIGHTS:

Commenting on the results, SinoHub’s CEO, Mr. Harry Cochran said, “Our results were impacted this quarter by a significant decline in sales from our ICM segment as our largest customer faced inventory issues relating to phones purchased from another supplier.  As a result, this customer was unable to purchase any phones from SinoHub during the second quarter.  While this is certainly a disappointment in the near-term, it does not in any way change our long-term perspective on the opportunity for SinoHub in the private label, custom design mobile device market.  Our ICM segment has grown rapidly since its launch in April 2010, and our success to date has clearly validated our business model and strategic approach.  In fact, we are confident that the issues faced by our largest customer with another supplier will only strengthen our position when they return to market, as we have established a clear track record of delivering high quality phones with minimal lead times and flexible order quantities.  In addition, our unique joint design process provides our customers with greater flexibility to purchase the right phones for their market, reducing inventory risk.  We believe these competitive advantages will allow us to expand our customer base and thereby minimize sales volatility over the mid- to long-term.

“Despite the temporary setback in the second quarter, we remain committed to executing our strategy to deepen our penetration in the white box mobile phone market. As part of that strategy, we have decided to shift the electronic component procurement (ECP) portion of our ECSS segment to a brokerage model from our current model where we take ownership of components.  While this will lead to a decrease in ECSS revenue because only commissions on components brokered by SinoHub will be recorded as revenue instead of the full price of the components, the revenue we do generate will carry a higher gross margin.  Additionally, the brokerage model will allow for a more efficient use of cash and lower capital requirements, while increasing resources to focus on development of the ICM segment and establishment of the Company’s recently announced TopoloTM line of branded mobile phones.  We believe that this approach will allow us to generate more sustainable long-term growth and ultimately deliver increasing shareholder value.”

SECOND QUARTER 2011 FINANCIAL RESULTS

Net Sales
Net sales for the second quarter of 2011 were US$40.9 million, representing a decrease of 6.8% from US$43.9 million in the second quarter of 2010. The year-over-year decrease was primarily attributable to a decline in sales in the Company’s ICM business segment. Sales in the ICM business segment in the second quarter of 2011 were US$9.2 million, down 30.8% from US$13.3 million in the second quarter of 2010 as the Company’s largest ICM segment customer had a major inventory problem with mobile phones purchased from another supplier and therefore had to cut back drastically on orders with SinoHub in the second quarter.

Net sales from the electronic component sales and supply chain management services segment (collectively ECSS) for the second quarter of 2011 were US$31.7 million, a year-over-year increase of 3.6% from US$30.6 million in the second quarter of 2010. The Company will soon start the process of shifting the electronic component procurement (ECP) portion of our ECSS segment, which constitutes most of this segment, to a brokerage model from our current model where we take ownership of components. This will result in much lower revenue (the Company will only be able to record commissions as revenue instead of the full value of the components), but much higher gross margins. This shift is a strategic decision by management to reduce the Company’s exposure to electronic component trading, where margins have been in decline due to various industry-wide dynamics, in favor of electronic component brokerage. In addition, the strategic shift will allow the Company to focus on development of the ICM segment and establishment of the Company’s recently announced TopoloTM line of branded mobile phones.

Gross Profit and Margin

Gross profit for the quarter was US$4.4 million, down 42.1% from US$7.6 million in the second quarter of 2010. Gross margin for the quarter was 10.8%, down from 17.3% in the second quarter of 2010.  Overall gross margin in the second quarter was impacted by the substantially lower gross margin from the ICM segment compared to the preceding quarter as the Company had to lower its price points in order to win new customers to replace revenue which did not materialize in Q2 from a large ICM customer and did substantially more of the lower margin contract motherboard manufacturing business.

Operating Expenses

Operating cost and expenses, including selling, general and administrative (SG&A) expenses, professional services and other operating income were US$3.0 million, a year-over-year decrease of 6.3% from US$3.2 million in the second quarter of 2010 due primarily to lower business volume and increased efficiency.

Income from Operations
Income from operations for the quarter was US$1.4 million, or 3.4% of sales, as compared to operating income of US$4.4 million, or 10.0% of sales in the second quarter of 2010, as a result of the decline in sales from the ICM segment.

Income Taxes
The Company recorded US$1.0 million of income tax expenses in the second quarter of 2011, versus the US$1.4 million of income tax expenses it recorded in the corresponding period in 2010. The reason for the decrease is that there was less taxable income and taxes are accrued by subsidiary. There was a loss in the manufacturing subsidiary in the second quarter of 2011 that offsets profits from other subsidiaries on consolidation with no corresponding tax offset.

Net Income
Net income attributable to SinoHub’s shareholders was US$1.0 million, compared to US$3.4 million in the second quarter of 2010.  Net margin was 2.4%, as compared to 7.7% in the second quarter of 2010. Net income per basic and diluted shares were both US$0.03, down from US$0.12 per basic and diluted share, in the second quarter of 2010, based on 33.5 million weighted average, basic and diluted shares outstanding.

FIRST HALF 2011 FINANCIAL RESULTS

Net Sales
Net sales for six months ended June 30, 2011 were $78.9 million, down 4.4% from $82.5 million in the year-earlier period.

Net sales of the ICM business segment for the six months ended June 30, 2011 increased 30% to $25.7 million from $19.7 million in the year-earlier period.

Net sales of ECSS business segment for the six months ended June 30, 2011 decreased 15% to $53.2 million from $62.8 million but net sales of ICM business segment increased 30% to $25.7 million from $19.7 million in the prior year period.

Gross Profit and Margin
Gross profit for the six months ended June 30, 2011 was $12.1 million, compared with $14.7 million for the prior year period.  Gross profit margin for six months ended June 30, 2011 decreased to 15.4% from 17.8% in the prior year period.

Operating Expenses
Operating cost and expenses for six months ended June 30, 2011, including selling, general and administrative (SG&A) expenses, professional services and other operating income, were $6.3 million, or 7.9% of revenues, compared to $5.8 million, or 7.0% of revenues, in the prior year period.

Income from Operations
Income from operations for the six months ended June 30, 2011 was $5.9 million in the as compared with income from operations of $8.9 million in the prior year period.

Income Taxes
The Company recorded income tax expense of $2.5 million in the six months ended June 30, 2011 as compared with $2.4 million in the prior year period.  Income tax estimates in interim periods have varied as the Company has adjusted provisions and accruals in light of actual tax filings.

Liquidity and Capital Resources
As of June 30, 2011, the Company had US$7.2 million in cash and cash equivalents, an increase from US$4.5 million as of December 31, 2010 resulting primarily from new money raised in the first half of 2011. The Company had working capital of US$71.7 million on June 30, 2011, up from US$57.5 million at the end of 2010, and a current ratio of 1.6 to 1 on June 30, 2011.

As of June 30, 2011, the Company had approximately US$3.0 million available to borrow under its credit facilities.
During the three months ended June 30, 2011, the net amount of cash used in the Company’s operating activities was US$12.4 million, compared to US$2.0 million in the same period in 2010, which primarily resulted from the increase in inventories and accounts receivable.  For the six months ended June 30, 2010, the net amount of cash used in the Company’s operating activities was $2.0 million, which primarily resulted from the increase in accounts receivable and deposits with supplies.

As of June 30, 2011, inventories were approximately US$31.5 million and accounts receivable were US$51.3 million, compared to approximately US$14.6 million and US$45.7 million on December 31, 2010, respectively. The increase in accounts receivable resulted primarily from increased ECP business.

Full-year 2011 Revenue Guidance

As announced, the Company experienced a significant reduction in revenue in the second quarter due to the fact that its largest ICM segment customer experienced inventory issues with another supplier which caused the customer not to purchase products from the Company during the second quarter.  In addition, the Company expects to generate lower ECSS segment revenues moving forward as a result of its strategic decision to shift the electronic component procurement (ECP) portion of its ECSS segment to a brokerage model.  Finally, although the Company believes its ICM business model is now proven, it has not been able to expand its customer base as quickly as planned. As a result of the foregoing, the Company now expects to sell approximately 2.5 million mobile phones in 2011, down from its previous estimate of 3 million, and it expects full-year 2011 revenue of approximately $195 million, unchanged as compared to the full-year 2010.  This compares to the Company’s previously issued guidance of $255 million for the full-year 2011.

BUSINESS OUTLOOK

SinoHub has begun a strategic initiative to develop its own mobile phone brand in China, the world’s largest mobile phone market. As announced in June 2011, the Company has received an application acceptance notice from the Trademark Office of the State Administration for Industry and Commerce of the PRC for the use of the Topolo™ brand name and logo in China, which SinoHub has selected as the brand name for its self-branded line of mobile phones to be sold in the China.  The Company is currently in the process of securing a sales license to sell Topolo™ branded mobile phones in China, and expects to begin initial marketing efforts upon approval of its application for a sales license.  While the branded mobile phone market presents strong long-term growth opportunities, the Company is proceeding with this initiative in a prudent and deliberate manner, and does not expect a significant contribution from this business opportunity in the current fiscal year.

CONFERENCE CALL

SinoHub’s senior management will host a conference call at 7:00 am (Pacific) / 10:00 am (Eastern) / 10:00 pm (Beijing/Hong Kong) on Monday, August 15, 2011 to discuss the Company’s 2011 second quarter financial results and recent business activity. To access the live teleconference, please dial +1-877-941-1428 (US) or +1-480-629-9665 (International), and reference the passcode 4460230. Please dial in approximately 10 minutes before the scheduled time of the call.

A replay of the conference call will be available shortly after the call until Monday, August 22, 2011, by dialing +1-877-870-5176 (US) or +1-858-384-5517 (International) and entering the passcode 4460230.

A listen-only webcast of the conference call will also be available on the investor relations page of SinoHub’s website at: http://www.sinohub.com.

About SinoHub, Inc. (NYSE Amex: SIHI)
SinoHub, Inc. (NYSE Amex: SIHI) is a leading electronics company based in Shenzhen, PR China which services clients worldwide. The Company’s integrated contract manufacturing (ICM) business unit is currently focused on providing custom, private label mobile phones to customers in developing countries. This fast growing ICM segment is capitalizing on a trend by carriers and distributors to offer their own brands with features and functionality targeted at their local markets, including 3G smart phones, at competitive price points. The Company’s electronic component sales and services (ECSS) business unit provides procurement-fulfillment, spot component sales and supply chain management (SCM) services to manufacturers and design houses.  The company’s SCM services include warehousing, delivery, import/export, and give its customers total transparency into their supply chains by delivering SinoHub SCM, a proprietary, Web-based software platform the company has been using for almost ten years. For more information, visit the Company's Web site at http://www.sinohub.com and the B2B Chips Web site at  http://www.b2chips.com.

Cautionary Statement Regarding Forward-looking Information
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements involve risks known to the Company, significant uncertainties, and other factors, many of which cannot be predicted with accuracy and some of which may not even be anticipated, which may cause actual results, levels of activity, performance, or achievements, or our published guidance, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. Such risks, uncertainties and factors include, but are not limited to, the Company’s ability to expand its customer base, the ability to access capital for such expansion, assumptions concerning future economic and competitive conditions and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Except as required by law, the company assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.  For further information on factors which could impact SinoHub and the statements contained herein, see the "Risk Factors" included in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 14, 2011.  The company assumes no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

SinoHub，Inc. Grace Wang Tel: + 86-755-2661-1080 Email: grace.wang@sinohub.com	Investor Relations (Hong Kong) Mahmoud Siddig Taylor Rafferty Tel: +852-3196-3712 Email: sinohub@taylor-rafferty.com
Investor Relations (US) Bryan Degnan Taylor Rafferty Tel: +1-212-889-4350 Email: sinohub@taylor-rafferty.com

- Financial Tables to Follow -

SINOHUB, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)	(As Restated)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,164,000	$4,524,000
Restricted cash	91,690,000	32,059,000
Accounts receivable, net	51,251,000	45,686,000
Inventories, net	31,517,000	14,631,000
Prepaid expenses and other current assets	938,000	704,000
Deposit with suppliers	750,000	1,308,000
Total current assets	183,309,000	98,913,000

PROPERTY AND EQUIPMENT, NET	12,877,000	11,190,000

TOTAL ASSETS	$196,186,000	$110,103,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$4,280,000	$865,000
Customer deposits	300,000	107,000
Accrued expenses and other current liabilities	939,000	709,000
Bank borrowings	94,738,000	37,299,000
Collateralized bank advances	10,124,000	-
Capital lease obligations – current portion	616,000	756,000
Income and other taxes payable	644,000	1,712,000
Total current liabilities	111,642,000	41,449,000

LONG-TERM LIABILITIES
Capital lease obligations, net of current portion	709,000	845,000
Warrant Derivatives	894,000	1,692,000
Total long-term liabilities	1,603,000	2,537,000

TOTAL LIABILITIES	113,245,000	43,987,000

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized;
no shares issued	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
33,454,903 shares and 28,570,859 shares issued and outstanding
as of June 30, 2011 and December 31, 2010, respectively	33,000	29,000
Additional paid-in capital	30,715,000	20,122,000
Retained earnings
Unappropriated	46,882,000	42,303,000
Appropriated	934,000	934,000
Accumulated other comprehensive income	4,377,000	2,730,000
Total stockholders’ equity	82,941,000	66,116,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$196,186,000	$110,103,000

 SINOHUB, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
		(As Restated)		(As Restated)
NET SALES
ECSS	$31,688,000	$30,566,000	$53,215,000	$62,785,000
ICM	9,235,000	13,314,000	25,677,000	19,699,000
Total net sales	40,923,000	43,880,000	78,891,000	82,484,000
COST OF SALES
ECSS	27,798,000	25,285,000	45,109,000	51,723,000
ICM	8,688,000	11,018,000	21,660,000	16,088,000
Total cost of sales	36,486,000	36,303,000	66,768,000	67,812,000

GROSS PROFIT	4,437,000	7,577,000	12,123,000	14,672,000

OPERATING EXPENSES
Selling, general and administrative	2,144,000	2,243,000	4,466,000	4,138,000
Professional services	213,000	256,000	494,000	501,000
Depreciation	542,000	349,000	1,009,000	571,000
Stock compensation expense	-	95,000	-	151,000
Stock option compensation amortization	79,000	125,000	188,000	218,000
Provision for bad debts	43,000	158,000	96,000	191,000
Total operating expenses	3,022,000	3,226,000	6,253,000	5,770,000

INCOME FROM OPERATIONS	1,415,000	4,351,000	5,870,000	8,902,000

OTHER INCOME (EXPENSE)
Interest expense	(615,000)	(212,000)	(1,105,000)	(243,000)
Interest income	442,000	98,000	784,000	105,000
Changes in fair values of warrant derivatives	287,000	516,000	798,000	472,000
Other, net	514,000	2,000	741,000	7,000
Total other income, net	628,000	403,000	1,218,000	341,000

INCOME BEFORE INCOME TAXES	2,043,000	4,754,000	7,088,000	9,243,000
Income tax expense	1,007,000	1,352,000	2,509,000	2,390,000

NET INCOME	1,036,000	3,402,000	4,579,000	6,853,000

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	1,047,000	81,000	1,648,000	109,000

COMPREHENSIVE INCOME	$2,083,000	$3,483,000	$6,227,000	$6,961,000

SHARE AND PER SHARE DATA
Net income per share-basic	$0.03	$0.12	$0.14	$0.25
Weighted average number of shares-basic	33,454,000	28,536,000	31,818,000	27,909,000
Net income per share-diluted	$0.03	$0.12	$0.14	$0.24
Weighted average number of shares-diluted	33,546,000	28,780,000	31,854,000	28,277,000

SINOHUB, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF
CASH FLOWS (UNAUDITED)

	Six months ended June 30,
	2011	2010
		(As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,579,000	$6,853,000
Adjustments to reconcile net income to cash used in operations:
Depreciation - operating expenses	1,009,000	571,000
Depreciation - cost of sales	434,000	-
Stock compensation expense	-	151,000
Stock option compensation amortization	188,000	218,000
Provision for bad debts	96,000	191,000
Changes in fair values of warrant derivatives	(798,000)	(472,000)
Changes in operating assets and liabilities:
Accounts receivable	(4,557,000)	(12,097,000)
Inventories	(16,338,000)	3,448,000
Prepaid expenses and other current assets	(215,000)	(103,000)
Deposit with suppliers	580,000	(1,941,000)
Accounts payable	3,352,000	1,219,000
Customer deposits	188,000	(57,000)
Accrued expenses and other current liabilities	211,000	(116,000)
Income and other taxes payable	(1,093,000)	126,000
Net cash used in operating activities	(12,365,000)	(2,009,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase of restricted cash	(59,631,000)	(4,851,000)
Purchase of property and equipment	(3,158,000)	(2,749,000)
Net cash used in investing activities	(62,789,000)	(7,600,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of cost	10,440,000	4,470,000
Proceeds from exercise of options, net of costs	15,000	22,000
Bank borrowings - proceeds	88,356,000	20,999,000
Bank borrowings - repayments	(32,498,000)	(14,746,000)
Collateralized bank advances	9,994,000	-
Repayments of capital lease obligations	(309,000)	-
Net cash provided by financing activities	75,999,000	10,745,000

EFFECT OF EXCHANGE RATE CHANGES	1,795,000	(20,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,639,000	1,116,000

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,524,000	8,347,000

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,164,000	$9,463,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$1,105,000	$243,000
Cash paid for income tax	$2,524,000	$2,438,000